Exhibit 3.72

LIMITED LIABILITY COMPANY AGREEMENT

OF

VISTANCIA MARKETING, LLC

This Limited Liability Company Agreement of VISTANCIA MARKETING, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of the 16th day of July, 2003, by VISTANCIA, LLC (the sole Member of the Company).

RECITALS

The Member desired to form the Company to acquire, market and sell homes.

Therefore, the Member formed a limited liability company under the Delaware Limited Liability Company Act (the “Act”) on the following terms and conditions:

Section 1 FORMATION

1.1 Formation of Company. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation pursuant to the Act with the Delaware Secretary of State. A copy of the Certificate is attached to this Agreement as Exhibit A.

1.2 Name. The name of the Company is “VISTANCIA MARKETING, LLC” and all Company business shall be conducted under that name or such other names that comply with applicable law as the Member may select from time to time.

1.3 Purpose and Scope. Subject to the provisions of this Agreement and the Certificate, the purposes of the Company are to acquire, market and sell homes, and to do all other acts or things that may be necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes of the Company.

1.4 Term. The Company shall commence on the date the Certificate is filed and shall continue until dissolved pursuant to the terms of this Agreement or the Act.

1.5 Office; Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be located at 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901, or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by law. The name and address of the registered agent of the Company shall be National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901. The Company may have such other offices as the Member may designate from time to time.

1.6 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

Act. The Delaware Limited Liability Company Act, as amended from time to time.

Agreement. This Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time in accordance with its terms.

Certificate. The Certificate of Formation of the Company, as originally filed and as amended or restated from time to time in accordance with this Agreement and the Act.

Company. VISTANCIA MARKETING, LLC, a Delaware limited liability company.

Distributable Cash. Cash from operations of the Company, interest on Company cash, notes receivable and other short term investments, net cash proceeds from a sale, refinancing, or condemnation of Company assets, including casualty insurance proceeds not used to rebuild or replace such assets, less cash expenditures and reasonable working capital reserves.

Fiscal Year. The taxable year of the Company, as determined under Section 706 of the Internal Revenue Code.

Member. VISTANCIA, LLC, a Delaware limited liability company.

Person. An individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

Section 2 CAPITALIZATION OF THE COMPANY

The Member shall have no obligation to contribute additional capital to the Company. The Member may elect to contribute cash or property to the LLC. If the Company does not have sufficient funds from capital contributions to pay its obligations, the Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section may constitute a loan from the Member to the Company and may bear interest at a rate determined by the Member.

Section 3 DISTRIBUTIONS AND ALLOCATIONS

3.1 Distributions. The Company may distribute Distributable Cash to the Member in such amounts and at such times as the Member may determine in its discretion; provided, however, no distribution shall be made by the Company if the distribution is prohibited by Section 18-607 of the Act. If the Member receives a distribution from the Company which is determined to have been prohibited by Section 18-607 of the Act, the Member shall, within thirty (30) days following notice, return such distribution to the Company.

3.2 Income, loss, etc. All items of income, gain, loss, deduction and credit of the Company shall be attributed to the Member.

Section 4 MANAGEMENT

4.1 Management by Manager. The business and affairs of the Company shall be managed by the Shea Homes Southwest, Inc., an Arizona corporation as its statutory Manager. The Manager shall have full and complete authority, power, and discretion to manage and control all aspects of the business, affairs, and properties of the Company.

4.2 Officers. The Manager may, from time to time, appoint one or more individuals to be officers of the Company, Any officers so appointed shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title of an officer is one commonly used for an officer of a business corporation formed under the Delaware General Corporation Law, the use of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of offices may be held by the same individual.

Section 5 INTERESTS OF MEMBERS

5.1 Limited Liability. Subject to the provisions of Section 18-502 of the Act, the Member shall have no personal liability for the expenses, liabilities or obligations of the Company. Subject to the provisions of Section 18-607 of the Act, the Member shall not be required to return any distribution made to it.

5.2 Dissolved Member. If the Member is dissolved or terminated, the powers of the Member may be exercised by its legal representative or successor. Upon the dissolution of the Member, the Company shall not dissolve but shall continue in existence.

Section 6 NO MEETINGS OF MEMBERS

The Company shall not be required to hold Member meetings.

Section 7 ACCOUNTING MATTERS

7.1 Maintenance of Records. The Company shall keep books and records of accounts. The books and records shall be maintained on a basis determined by the Manager.

7.2 Tax Matters. For federal income tax purposes, the Company shall be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701 -3(b)(1)(ii). Subject to the preceding sentence, the Manager shall cause to be prepared and filed all necessary tax returns for the Company.

Section 8 DISSOLUTION AND LIQUIDATION

8.1 Events of Dissolution. Except as otherwise provided in this Agreement, the Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:

(a) Upon the election of the Member to dissolve the Company.

(b) Upon the sale or other disposition of all or substantially all of the assets and properties of the Company and distribution to the Member of the proceeds of the sale or other disposition.

8.2 Effect of Dissolution. Upon any dissolution of the Company under this Agreement or the Act, except as otherwise provided in this Agreement, the continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the Company’s affairs, discharge its obligations, and liquidate its assets and properties in a businesslike manner.

8.3 Liquidation and Termination.

(a) If the Company is dissolved, then an accounting of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs shall be made, and the affairs of the Company shall thereafter be promptly wound up and terminated. The Member will liquidate the assets of the Company as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent sufficient therefor, will be applied and distributed in the following order:

(1) To the payment and discharge of all of the Company’s debts and liabilities to creditors (including the Member) in the order of priority as provided by law, other than liabilities for distributions to the Member; and

(2) The balance, if any, to the Member.

(b) After all of the assets of the Company have been distributed, the Company shall terminate.

(c) Notwithstanding anything to the contrary in this Agreement, upon liquidation of the Company, if the Member has a deficit or negative balance in the Member’s capital account (after giving effect to all contributions, distributions, allocations, and other capital account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any capital contribution to the Company, and the negative balance of the Member’s capital account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

8.4 Certificate of Cancellation. Upon the completion of the winding up of the affairs of the Company, the Member shall prepare, execute and deliver to the Delaware Secretary of State a certificate of cancellation in accordance with Section 18-203 of the Act.

Section 9 GENERAL PROVISIONS

9.1 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware.

9.2 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Member, and its distributees, successors and assigns.

9.3 Headings. All headings are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

9.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, the provision will be fully severable; this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.5 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of the Member, and its successors and assigns, and no other Person will have any rights, interest or claims or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

9.6 Amendments. Any amendment to this Agreement shall be in writing, dated and signed by the Member. If any conflict arises between the provisions of the amendment, or amendments, and the terms hereof, the most recent provisions shall govern and control.

9.7 Exhibits. The following Exhibits attached to this Agreement shall be deemed to be a part of this Agreement and are fully incorporated herein by this reference:

Exhibit A         Certificate of Formation

9.8 Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and counterpart signature pages may be detached and assembled to form a single original document. This Agreement may be executed and delivered by the exchange of electronic facsimile copies or counterparts of the signature page, which shall be considered the equivalent of ink signature pages for all purposes.

The Member has executed this Agreement as of the date set forth above.

VISTANCIA, LLC, a Delaware limited liability company

By:	Shea Homes Southwest, Inc., an Arizona corporation Its Member

By:
	Name:	Jeff Muller
	Title:	Vice President

By:
	Name:	Don Murphy
	Title:	Asst. Secretary

By:	Sunbelt Pleasant Point Investors, Inc., an Arizona limited liability company Its Member

By:
	Name:	Curt Smith
	Title:	Authorized Rep

By:
Name:
Title:

LIMITED LIABILITY COMPANY AGREEMENT

OF VISTANCIA MARKETING, LLC

EXHIBIT A

Certificate of Formation

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “VISTANCIA MARKETING, LLC”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JULY, A.D. 2003, AT 10:17 O’CLOCK A.M.

Harriet Smith Windsor, Secretary of State
3682398 8100	AUTHENTICATION: 2531699

CERTIFICATE OF FORMATION

OF

VISTANCIA MARKETING, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1. The name of the limited liability company is VISTANCIA MARKETING, LLC.

2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901.

Executed on July 14, 2003.

Authorized Person

Delaware Limited Liability Certificate of Formation 1/96 - 1